SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 2)(1)


                              Rockford Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    77316P101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

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(1)  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   77316P101
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Daeg Capital Management, LLC(2)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,108,347

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,108,347

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,108,347

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.8%

12.  TYPE OF REPORTING PERSON*

     OO

----------
(2) The securities reported herein are held by Daeg Partners, L.P., to which Daeg Capital Management, LLC serves as General Partner. Scott Kimelman is the managing member of Daeg Capital Management, LLC.

CUSIP No.    77316P101
             ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Daeg Partners, L.P.(2)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,108,347

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,108,347

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,108,347

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.8%

12.  TYPE OF REPORTING PERSON*

     PN

----------
(2) The securities reported herein are held by Daeg Partners, L.P., to which Daeg Capital Management, LLC serves as General Partner. Scott Kimelman is the managing member of Daeg Capital Management, LLC.

CUSIP No.   77316P101
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scott Kimelman(2)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,108,347

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,108,347

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,108,347

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.8%

12.  TYPE OF REPORTING PERSON*

     IN

----------
(2) The securities reported herein are held by Daeg Partners, L.P., to which Daeg Capital Management, LLC serves as General Partner. Scott Kimelman is the managing member of Daeg Capital Management, LLC.

CUSIP No.   77316P101
            ---------------------

Item 1(a).  Name of Issuer:

            Rockford Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            600 South Rockford Drive
            Tempe, Arizona
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Daeg Capital Management, LLC
            Daeg Partners, L.P.
            Scott Kimelman
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Daeg Capital Management, LLC
            100 Park Avenue
            New York, New York 10017

            Daeg Partners, L.P.
            100 Park Avenue
            New York, New York 10017

            Scott Kimelman
            c/o Daeg Capital Management, LLC
            100 Park Avenue
            New York, New York 10017
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Daeg Capital Management, LLC - U.S.A.
            Daeg Partners, L.P. - Delaware, U.S.A.
            Scott Kimelman - U.S.A.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $.01 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            77316P101
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Daeg Capital Management, LLC: 1,108,347 shares
         Daeg Partners, L.P.: 1,108,347 shares
         Scott Kimelman: 1,108,347 shares
         -----------------------------------------------------------------------

     (b) Percent of class:

         Daeg Capital Management, LLC: 11.8%
         Daeg Partners, L.P.: 11.8%
         Scott Kimelman: 11.8%
         -----------------------------------------------------------------------

     (c) Number of shares as to which Daeg Capital Management, LLC has:

         (i)   Sole power to vote or to direct the vote                   0
                                                              -----------------,

         (ii)  Shared power to vote or to direct the vote         1,108,347
                                                              -----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                             0
                                                              -----------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                     1,108,347
                                                              -----------------.

         Number of shares as to which Daeg Partners, L.P. has:

         (i)   Sole power to vote or to direct the vote                   0
                                                              -----------------,

         (ii)  Shared power to vote or to direct the vote         1,108,347
                                                              -----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                             0
                                                              -----------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                     1,108,347
                                                              -----------------.

         Number of shares as to which Scott Kimelman has:

         (i)   Sole power to vote or to direct the vote                   0
                                                              -----------------,

         (ii)  Shared power to vote or to direct the vote         1,108,347
                                                              -----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                             0
                                                              -----------------,

         (iv)  Shared power to dispose or to direct the
               disposition of                                     1,108,347
                                                              -----------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------

Item 10. Certifications.

     Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 14, 2007
                                        ----------------------------------------
                                                        (Date)

                                        Daeg Capital Management, LLC(3)

                                        By: /s/ Scott Kimelman
                                        ----------------------------------------
                                                Managing Member


                                        Daeg Partners, L.P.(3)

                                        By: Daeg Capital Management, LLC
                                            General Partner

                                        By: /s/ Scott Kimelman
                                        ----------------------------------------
                                                Managing Member


                                        /s/ Scott Kimelman(4)
                                        ----------------------------------------
                                        Scott Kimelman


----------
(3) The Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interest therein.

                                                                       Exhibit A


                                    AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 2 dated February 14, 2007 relating to the Common Stock, $.01 par value, of Rockford Corporation shall be filed on behalf of the undersigned.

                                        Daeg Capital Management, LLC

                                        By: /s/ Scott Kimelman
                                        ----------------------------------------
                                                Managing Member


                                        Daeg Partners, L.P.

                                        By: Daeg Capital Management, LLC
                                            General Partner

                                        By: /s/ Scott Kimelman
                                        ----------------------------------------
                                           Managing Member



                                        /s/ Scott Kimelman
                                        ----------------------------------------
                                        Scott Kimelman


SK 02962 0002 746639